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                                                                 [SYNAVANT LOGO]

FOR IMMEDIATE RELEASE


     Contact: Cliff Farren                                Mary Stuart
              Investor Relations                          Media Relations
              + 1 404 841 5323                            + 1 404 841 4142


           SYNAVANT ANNOUNCES RECEIPT OF $2.50 PER SHARE PROPOSAL FROM
                                    DENDRITE

              ADDITIONAL LEGEND TO NEWS RELEASE ISSUED BY SYNAVANT
                                ON APRIL 22, 2003

ATLANTA, GA, April 22, 2003 -- SYNAVANT Inc. (Nasdaq:SNVT), a global leader in pharmaceutical Customer Relationship Management (CRM) and Interactive Marketing
(IM) services for the biopharmaceutical industry, today re-issued its news release dated April 22, 2003 with an additional legend. The revised news release follows:

ATLANTA, GA, April 22, 2003 - SYNAVANT Inc. (Nasdaq: SNVT), a global leader in pharmaceutical Customer Relationship Management (CRM) and Interactive Marketing
(IM) services for the biopharmaceutical industry, today announced that it received a proposal yesterday, April 21, 2003, from Dendrite International, Inc. (Nasdaq: DRTE) to acquire all of SYNAVANT's outstanding common stock for $2.50 per share in cash. On April 12, 2003, SYNAVANT announced it had entered into a definitive agreement with Groupe Cegedim for Cegedim to purchase all of the issued and outstanding SYNAVANT stock at a price of $2.30 per share in cash.

In accordance with its merger agreement with Cegedim, the SYNAVANT board of directors has authorized the company's management and advisors to enter into discussions and negotiations with Dendrite in order to fully understand Dendrite's bid. This authorization does not constitute approval of Dendrite's bid by SYNAVANT's board of directors and there can be no assurance of the outcome of the negotiations with Dendrite or of the steps Cegedim, Dendrite or SYNAVANT may take in the future.

As described in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by SYNAVANT with the Securities and Exchange Commission on April 18, 2003, the merger agreement between Cegedim and SYNAVANT provides for a $1.095 million termination fee

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payable to Cegedim upon termination of the merger agreement in certain events.
Also as described in SYNAVANT's Schedule 14D-9, the board of directors of SYNAVANT has recommended that SYNAVANT shareholders accept the Cegedim tender offer and tender their shares to Cegedim pursuant to the Cegedim offer. The SYNAVANT board has not withdrawn or made any modification or change to that recommendation.

Dendrite also announced on April 21, 2003 that it had commenced litigation in the Court of Chancery of the State of Delaware seeking to have the merger agreement between SYNAVANT and Cegedim invalidated. SYNAVANT believes that this lawsuit is wholly without merit and intends to defend it vigorously.

The news release is for informational purposes only. It does not constitute an offer to purchase shares of SYNAVANT's common stock or a solicitation/recommendation statement under the rules and regulations of the SEC. Cegedim has filed with the SEC a tender offer statement on Schedule TO (including an offer to purchase, letter of transmittal and related tender offer documents) and SYNAVANT has filed a solicitation/recommendation statement on
Schedule 14D-9. These documents contain important information and SYNAVANT stockholders are advised to read these documents carefully before making any decisions with respect to the tender offer. These documents are being provided by SYNAVANT and Cegedim to SYNAVANT stockholders at no expense to such stockholders and also may be obtained without cost at the SEC's Website, www.sec.gov.

         About SYNAVANT

SYNAVANT Inc. guides biopharmaceutical and healthcare companies globally to greater business success by accelerating the adoption of advances in healthcare around the world. SYNAVANT accomplishes this by designing, building and supporting a wide range of knowledge-based solution sets, that bring together leading-edge technology, proven data management competence, a full range of specialist services - including hardware services and computer systems validations - and over 30 years of healthcare expertise. Its comprehensive, global solutions include pharmaceutical Customer Relationship Management (CRM) and eBusiness applications, interactive marketing, server and database management, dedicated local helpline support, training, telemarketing, sample management, and product-recall services. SYNAVANT is headquartered in Atlanta, GA, USA and has offices in 21 countries. Additional information is available at http://www.synavant.com.

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THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE
SECURITIES ACT OF 1933, AS AMENDED. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPECTED BECAUSE OF VARIOUS RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE UNCERTAINTY OF WHETHER ANY FURTHER NEGOTIATIONS WITH THIRD PARTIES WILL RESULT IN A SUPERIOR BID TO CEGEDIM'S BID AND THE RISK THAT
DENDRITE MAY BE SUCCESSFUL IN ITS LITIGATION AGAINST SYNAVANT AND CEGEDIM. NOTWITHSTANDING ANY STATEMENT IN THIS PRESS RELEASE, SYNAVANT ACKNOWLEDGES THAT THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ADDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, DOES NOT APPLY TO FORWARD-LOOKING STATEMENTS MADE IN CONNECTION WITH A TENDER OFFER.